UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2006

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	36-2545354
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2006, Schawk, Inc. (the “Company”) and its wholly owned subsidiaries Schawk USA, Inc. and Schawk Holdings, Inc. (the “Schawk Subsidiaries”) entered into an Asset Purchase Agreement (the “Agreement”) with Caps Group Acquisition, LLC, a supplier of premedia services (“Caps Group”). Pursuant to the Agreement, the Company and the Schawk Subsidiaries sold certain assets comprising substantially all of its printing and pre-press services business being provided through its Books, Publishing and certain Catalog operations for an aggregate cash purchase price of $29,000,000, plus certain assumed liabilities. These assets include certain assets of the former Black Dot Group and assets and operations related to the former Applied Graphics Technologies’ 33rd Street location in New York City, which the Company acquired as part of its acquisition of Seven Worldwide Inc. in January 2005. The Agreement contains customary representations, warranties, covenants and indemnification provisions. In addition, as part of the transaction, the Schawk Subsidiaries agreed to provide various information technology, accounting and human resources services to Caps Group for a transitional period of up to six months.

This foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHAWK, INC.

Date: March 9, 2006	By:	/s/ James J. Patterson
James J. Patterson
Senior Vice President and Chief Financial Officer